Because the electronic format of filing Form N-SAR
does not provide adequate space for responding to
Items 72DD, 73A, 74U and 74V correctly, the correct
answers are as follows:
Evergreen Large Cap Value Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	482,305	0.12		4,026,420	11.65
Class B	88,698		0.05		1,662,896 	11.61
Class C	37,154		0.05		726,355	11.63
Class I	37,865		0.15		246,564 	11.64